NEWLAN LAW FIRM, PLLC

2201 Long Prairie Road, Suite 107-762

Flower Mound, Texas 75022

(940) 367-6154

December 1, 2023

GemXX Corporation

2300 West Sahara Avenue

Suite 800

Las Vegas, Nevada 89102

Re:Offering Statement on Form 1-A

Gentlemen:

We have been requested by GemXX Corporation, a Delaware corporation (the “Company”), to furnish you with our opinion as to the matters hereinafter set forth in connection with its offering statement on Form 1-A, including Post-Qualification Amendment No. 1 thereto (collectively, the “Offering Statement”), relating to the qualification of shares of the Company’s $.0001 par value common stock (the “Common Stock”) under Regulation A promulgated under the Securities Act of 1933, as amended. Specifically, this opinion relates to (a) 15,000,000 shares of the Company’s Common Stock (the “Company Shares”) to be offered by the Company and (b) 2,250,000 shares of the Company’s Common Stock (the “Selling Shareholder Shares”) to be offered by Jay Maull, Cabot Shores LLC, Tommy Alan Dryden, Phoenix Professional Group, Inc., and 2297987 Alberta Inc., as selling shareholders.

In connection with this opinion, we have examined the Offering Statement, the Company’s Certificate of Incorporation and Bylaws (each as amended to date), copies of the records of corporate proceedings of the Company and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the 15,000,000 Company Shares being offered by the Company will, when issued in accordance with the terms set forth in the Offering Statement, be legally issued, fully paid and non-assessable shares of Common Stock of the Company. We are of the further opinion that the 2,250,000 Selling Shareholder Shares have been duly authorized and are validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Our opinions expressed above are subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the Delaware General Corporation Law (including the statutory provisions and reported judicial decisions interpreting the foregoing).

We hereby consent to the use of this opinion as an exhibit to the Offering Statement and to the reference to our name under the caption “Legal Matters” in the Offering Statement and in the offering circular included in the Offering Statement. We confirm that, as of the date hereof, we own no shares of the Company’s common stock, nor any other securities of the Company.

Sincerely,

/s/ Newlan Law Firm, PLLC

NEWLAN LAW FIRM, PLLC